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                                                                 Exhibit 23.4


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in a registration statement of Energy East Corporation on Form S-4 relating to the acquisition of Connecticut Energy Corporation by Energy East Corporation of our report dated October 30, 1998, on our audits of the consolidated financial statements and financial statement schedules of Connecticut Energy Corporation as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, which report is included in the Annual Report on Form 10-K for 1998 of Connecticut Energy Corporation. We also consent to the reference to our Firm under the caption "Experts" in the related Prospectus pertaining to the issuance of common stock of Energy East Corporation.

/s/ PricewaterhouseCoopers LLP
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Hartford, Connecticut
July 16, 1999